MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
DARREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA  92101
Telephone:  619/231-1058

WOLF POPPER LLP
ROBERT M. KORNREICH
PAUL O. PARADIS
845 Third Avenue
New York, NY  10022
Telephone:  212/759-4600                   LAW OFFICES OF JAMES V.
                                             BASHIAN, P.C.
BERMAN, DeVALERIO & PEASE                  JAMES V. BASHIAN
GLEN DeVALERIO                             500 Fifth Avenue
One Liberty Square                         Suite 2700
Boston, MA  02109                          New York, NY  10110
Telephone:  617/542-8300                   Telephone:  212/921-4110

Attorneys for Plaintiff

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               COUNTY OF SAN DIEGO

JEANETTE ANDERSON, On Behalf of             )  Case No. 720391
Herself and All Others Similarly            )
Situated,                                   )  CLASS ACTION
                                            )  ------------
                    Plaintiff,              )
                                            )
     vs.                                    )
                                            )  JURY DEMAND
MYCOGEN CORPORATION, J. PEDRO               )
REINHARD, CARLTON J. EIBL, JOHN L.          )
HAGAMAN, JOSEPH P. SULLIVAN, ROY M.         )
BARBEE, GEORGE KHACHATOURIANS,              )
NICKOLAS D. HEIN, G. WILLIAM                )
TOLBERT, LOUIS W. PRIBILA, DOW              )
CHEMICAL COMPANY and DOES 1-25,             )
inclusive,                                  )
                                            )
                    Defendants.             )
                                            )
------------------------------------------- )

     Plaintiff demands a trial by jury.

DATED:  May 5, 1998
                                             MILBERG WEISS BERSHAD
                                               HYNES & LERACH LLP
                                             WILLIAM S. LERACH
                                             ALAN SCHULMAN
                                             DARREN J. ROBBINS

                                                 /s/ William S. Lerach
                                             ------------------------------
                                                   WILLIAM S. LERACH

                                             600 West Broadway, Suite 1800
                                             San Diego, CA  92101
                                             Telephone:  619/231-1058

                                             WOLF POPPER LLP
                                             ROBERT M. KORNREICH
                                             PAUL O. PARADIS
                                             845 Third Avenue
                                             New York, NY  10022
                                             Telephone:  212/759-4600

                                             BERMAN, DeVALERIO & PEASE
                                             GLEN DeVALERIO
                                             One Liberty Square
                                             Boston, MA  02109
                                             Telephone:  617/542-8300

                                             LAW OFFICES OF JAMES V.
                                               BASHIAN, P.C.
                                             JAMES V. BASHIAN
                                             500 Fifth Avenue
                                             Suite 2700
                                             New York, NY  10110
                                             Telephone:  212/921-4110

                                             Attorneys for Plaintiff

MILBERG WEISS BERSHAD
  HYNES & LERACH LLP
WILLIAM S. LERACH (68581)
ALAN SCHULMAN (128661)
DARREN J. ROBBINS (168593)
600 West Broadway, Suite 1800
San Diego, CA  92101
Telephone:  619/231-1058

WOLF POPPER LLP
ROBERT M. KORNREICH
PAUL O. PARADIS
845 Third Avenue
New York, NY  10022
Telephone:  212/759-4600                   LAW OFFICES OF JAMES V.
                                             BASHIAN, P.C.
BERMAN, DeVALERIO & PEASE                  JAMES V. BASHIAN
GLEN DeVALERIO                             500 Fifth Avenue
One Liberty Square                         Suite 2700
Boston, MA  02109                          New York, NY  10110
Telephone:  617/542-8300                   Telephone:  212/921-4110

Attorneys for Plaintiff

                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                               COUNTY OF SAN DIEGO

JEANETTE ANDERSON, On Behalf of             )  Case No. 720391
Herself and All Others Similarly            )
Situated,                                   )  CLASS ACTION
                                            )  ------------
                    Plaintiff,              )
                                            )  COMPLAINT BASED UPON UNFAIR
     vs.                                    )  BUSINESS PRACTICES, SELF
                                            )  DEALING AND BREACH OF
MYCOGEN CORPORATION, J. PEDRO               )  FIDUCIARY DUTY
REINHARD, CARLTON J. EIBL, JOHN L.          )
HAGAMAN, JOSEPH P. SULLIVAN, ROY M.         )
BARBEE, GEORGE KHACHATOURIANS,              )
NICKOLAS D. HEIN, G. WILLIAM                )
TOLBERT, LOUIS W. PRIBILA, DOW              )
CHEMICAL COMPANY and DOES 1-25,             )
inclusive,                                  )
                                            )
                    Defendants.             )  Plaintiff Demands A
                                            )  Trial By Jury
------------------------------------------- )  --------------------

     Plaintiff, by her attorneys, alleges upon information and belief, except as to PARA 4 which plaintiff alleges upon knowledge, as follows:

                             JURISDICTION AND VENUE

     1. This court has jurisdiction over all causes of action asserted herein pursuant to the California Constitution, Article XL, Section 10, because this case is a cause not given by statute to other trial courts.

     2. This Court has jurisdiction over Mycogen Corporation because this defendant is a California corporation with its principal place of business at 5501 Oberlin Drive, San Diego, California.

     3. Venue is proper in this Court because the conduct at issue took place and had an effect in this County and defendants made misrepresentations which had an effect in this County.

                                    PARTIES

     4. Plaintiff Jeanette Anderson is a stockholder of defendant Mycogen Corporation ("Mycogen" or the "Company").

     5. Defendant Mycogen is a corporation duly organized and existing under the laws of the State of California, with its principal offices located at 5501 Oberlin Drive, San Diego, California 92121. Mycogen develops, manufacturers and markets biopesticides as alternatives to chemical pesticides to control a variety of insects, weeds and parasitic worms. As of April 7, 1998, there were over 36 million shares of Mycogen common stock outstanding.

     6. Defendant Dow Chemical Company ("Dow") is a corporation duly organized and existing under the laws of the State of Delaware with its principal offices located at 2030 Dow Center, Midland, Michigan 48674. Dow is the fifth largest chemical company in the world, with annual sales of more than $20 billion. Dow manufactures and supplies chemicals, plastics, energy, agricultural products, consumer goods and environmental services. Through its wholly-owned subsidiary, Dow Agrosciences, LLC ("Dow Agrosciences"), Dow owns or controls shares representing approximately 69 percent of the outstanding common stock of Mycogen.

     7. Defendant J. Pedro Reinhard is a Director of Mycogen and the Chief Financial Officer and Executive Vice President of Dow Agrosciences.

     8. Defendant Carlton J. Eibl is the President of Mycogen and a member of its Board of Directors.

     9. Defendant John L. Hagaman is a Director of Mycogen and the President of Dow Agrosciences.

     10.  Defendant Joseph P. Sullivan is a Director of Mycogen.

     11.  Defendant Roy M. Barbee is a Director of Mycogen.

     12.  Defendant George Khacharourians is a Director of Mycogen.

     13. Defendant Nickolas D. Hein is the Chairman of Mycogen's Board of Directors and a Vice President of "Global Growth" for Dow Agrosciences.

     14. Defendant G. William Tolbert is a Director of Mycogen and a "Global Business Development Director" for Dow Agrosciences.

     15. Defendant Louis W. Pribila is a Director of Mycogen and the Secretary, General Counsel and a Vice President of Dow Agrosciences.

     16. The defendants named in PARA 7 through 15 are sometimes collectively referred to herein as the "Individual Defendants."

     17. The true names and capacities of defendants sued herein under California Code of Civil Procedures Section 474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe Defendants' true names and capacities when they are ascertained. Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Class.

     18. The Individual Defendants as officers and/or directors of Mycogen have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of Mycogen and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

     19. Plaintiff brings this action pursuant to Section 382 of the California Code of Civil Procedure on her own behalf and as a class action on behalf of all common stockholders of Mycogen, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.

     20.  This action is properly maintainable as a class action because:

          (a) The Class is so numerous that joinder of all members is impracticable. There are hundreds of Mycogen stockholders of record who are located throughout the United States;

          (b) There are questions of law and fact which are common to the Class, including: whether the defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of Mycogen's minority stockbrokers; and whether plaintiff and other members of the Class would be irreparably damaged if the defendants are not enjoined in the manner described below;

          (c) The defendants have acted or refuse to act on grounds generally applicable to the Class thereby making appropriate final injunctive relief with respect to the Class as a whole;

          (d) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interest as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and

          (e) Plaintiff anticipates that there will be no difficulty in the management of this litigation as a class action.

     21. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy.

                               CLAIM FOR RELIEF

     22. Mycogen is a California corporation that develops, manufactures and markets biopesticides as alternatives to chemical pesticides to control a variety of insects, weeds and parasitic worms. The Company's products are based on natural agents that are compatible with the environment and are developed through genetic engineering technology and innovative formulations.

     23. Dow currently owns or controls approximately 69 percent of the outstanding common stock of Mycogen. Under the terms of a prior stand still agreement with Mycogen (the "Agreement"), Dow cannot acquire the remaining shares of Mycogen prior to February 1999.

     24. After the close of trading on April 30, 1998, it was reported that Dow is seeking to amend the Agreement to permit it, acting through Dow Agrosciences, to begin discussions regarding the acquisition of the remaining shares of Mycogen common stock Dow does not already own for $20.50 per share in cash.

     25. The majority of the nine board members identified above are in irrevocable positions of conflict and cannot be expected to act in the best interest of Mycogen's minority stockholders in connection with this proposed transaction. They alone have the authority to vote to allow the amendment to the Agreement that is being sought by Dow and to thereby deprive Mycogen's minority shareholders of the true value of their Mycogen shares.

     26. The sole purpose of the proposed acquisition is to enable Dow to acquire the shares of Mycogen it does not already own, as well as Mycogen's valuable assets, for Dow's own benefit at the expense of Mycogen's minority stockholders.

     27. The proposed acquisition comes at a time when Mycogen has performed well and Dow expects it will continue to perform well because it is already positioned to do so.

     28. Dow has timed this transaction to capture Mycogen's future potential and is seeking to appropriate Mycogen's assets for itself without paying an adequate or fair price for the Company's remaining shares.

     29. Amidst a backdrop of an improving financial position and increased prospects for growth, Dow announced its desire to acquire the remaining shares of Mycogen for $20.50 cash per share. The offer made by Dow represents no premium over the current price of Mycogen common stock. In fact, prior to Dow's announcement on April 30, 1998, the price of Mycogen common stock closed at $20.625 per share -- higher than the price offered by Dow in the proposed acquisition.

     30. The Individual Defendants and Dow are in a position of control and power over Mycogen's stockholders and have access to internal financial information about Mycogen, its true value, expected increase in true value, and the benefits to Dow of 100 percent ownership of Mycogen, to which plaintiff and the Class members are not privy. Defendants are using their positions of power and control to benefit Dow in this transaction, to the detriment of Mycogen's minority common stockholders.

     31. In proposing the acquisition, Dow and the Individual Defendants have committed or threatened to commit the following acts to the detriment and disadvantage of Mycogen minority stockholders:

          (a) They have undervalued Mycogen's common stock by ignoring the full value of its assets and future prospects. The proposed acquisition consideration does not reflect the value of Mycogen's valuable assets; and

          (b) They timed the announcement of the proposed buyout in order to artificially depress the market price of Mycogen's common stock to justify a price that is unfair to Mycogen's minority stockholders.

     32. The Individual Defendants have clear and material conflicts of interest and are acting to better the interests of Dow and themselves at the expense of Mycogen's minority stockholders.

     33. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require:

          * undertake an appropriate evaluation of Mycogen's worth as an acquisition candidate;

          * act independently so that the interests of Mycogen's minority stockholders will be protected, including, but not limited to, the retention of independent advisors and the appointment of a Special Committee of some or all of the members of Mycogen's board to consider the Dow offer and negotiate with Dow on behalf of Mycogen's minority stockholders;

          * adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of Mycogen's minority stockholders; and

          * if an acquisition transaction is to go forward, require that it be approved by a majority of Mycogen's minority stockholders.

     34. As a result of the defendants' failure to take such steps to date, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their proportionate share of the value of the Company's assets and business, and have been and will be prevented from obtaining a fair price for their common stock.

     35. Defendants, in failing to disclose the material non-public information in their possession as to the value of Mycogen's assets, the full extent of the future earnings potential of Mycogen and its expected increase in profitability, are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

     36. As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Mycogen's assets and business and will be prevented from obtaining the real value of their equity ownership of the Company. Unless the proposed acquisition is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the acquisition terms, and will not supply to Mycogen's minority stockholders sufficient information to enable them to cast informed votes on the proposed acquisition and may consummate the proposed acquisition, all to the irreparable harm of the members of the Class.

     37. Plaintiff and the other members of the Class have no adequate remedy at law.

                              PRAYER FOR RELIEF

     WHEREFORE, plaintiff prays for judgment and relief as follows:

     1. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

     2. Declaring that defendants have breached their fiduciary and other duties to plaintiff and the other members of the Class;

     3. Entering an order requiring defendants to take the steps set forth herein;

     4. Preliminarily and permanently enjoining the defendants and their counsel, agents, employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction;

     5. In the event the proposed acquisition is consummated, rescinding it and setting it aside;

     6. Awarding compensatory damages against defendants individually and severally in an amount to be determined at trial, together with prejudgment interest at the maximum rate allowable by law;

     7. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

     8. Granting such other and further relief as the Court may deem just and proper.

DATED: May 5, 1998
                                             MILBERG WEISS BERSHAD
                                               HYNES & LERACH LLP
                                             WILLIAM S. LERACH
                                             ALAN SCHULMAN
                                             DARREN J. ROBBINS

                                                  /s/ William S. Lerach
                                             --------------------------------
                                                     WILLIAM S. LERACH

                                             600 West Broadway, Suite 1800
                                             San Diego, CA 92101
                                             Telephone: 619/231-1058

                                             WOLF POPPER LLP
                                             ROBERT M. KORNREICH
                                             PAUL O. PARADIS
                                             845 Third Avenue
                                             New York, NY 10022
                                             Telephone: 212/759-4600

                                             BERMAN, DeVALERIO & PEASE
                                             GLEN DeVALERIO
                                             One Liberty Square
                                             Boston, MA 02109
                                             Telephone: 617/542-8300

                                             LAW OFFICES OF JAMES V.
                                               BASHIAN, P.C.
                                             JAMES V. BASHIAN
                                             500 Fifth Avenue
                                             Suite 2700
                                             New York, NY 10110
                                             Telephone: 212/921-4110

                                             Attorneys for Plaintiff